EXHIBIT 3.1
THIRD AMENDED AND RESTATED CHARTER
OF
CUMBERLAND PHARMACEUTICALS INC.
     Cumberland Pharmaceuticals Inc. (the “Company”), a corporation organized and existing under and by virtue of the Tennessee Business Corporation Act, as amended (the “Act”), does hereby certify:
     I. That the Company was incorporated upon the filing of its charter (the “Original Charter”) with the Secretary of State of the State of Tennessee (the “Tennessee Secretary of State”) on January 7, 1999.
     II. That the Company filed an Amended and Restated Charter (the “Restated Charter”) with the Tennessee Secretary of State on October 12, 2000.
     III. That the Company filed a Charter Amendment to the Restated Charter with the Tennessee Secretary of State on June 5, 2003 that changed the principal office address and registered office address of the Company.
     IV. That the Board of Directors of the Company (the “Board of Directors”) proposed and recommended, and the shareholders of the Company (the “Shareholders”) adopted, the amendments included in the Second Amended and Restated Charter (the “Second Restated Charter”) on April 18, 2007.
     V. That the Board of Directors proposed and recommended to the Shareholders, on June 29, 2009, the amendments (the “Amendments”) included in the Third Amended and Restated Charter (the “Third Restated Charter”) set forth below as the charter of the Company (the “Charter”).
     VI. That the Shareholders adopted on July 10, 2009, the Amendments included in the Third Restated Charter as the Company’s Charter.
     VII. That the Charter has been duly adopted in accordance with Sections 48-20-103 and 48-20-107 of the Act.
     The adopted Charter of Cumberland Pharmaceuticals Inc. is as follows:
     1. The name of the Company is Cumberland Pharmaceuticals Inc.
     2. The Company is for profit.
     3. The duration of the Company is perpetual.
     4. The street address of the Company’s principal office is:

2525 West End Avenue, Suite 950
Nashville, Tennessee 37203
County of Davidson
5.	(a)	The name of the Company’s initial registered agent is A.J. Kazimi.
(b)	The street address of the Company’s initial registered office in Tennessee is:
2525 West End Avenue, Suite 950
Nashville, Tennessee 37203
County of Davidson
6.	The name and address of the incorporator is:
Martin S. Brown, Jr.
Adams and Reese LLP
424 Church Street, Suite 2800
Nashville, Tennessee 37219
     7. The purpose for which the Company is organized is to engage in any lawful act or activity for which corporations may be organized under the Act.
     8. The maximum number of shares of stock the Company is authorized to issue is (i) One Hundred Million (100,000,000) shares of common stock, no par value per share (“Common Stock”), (ii) Twenty Million (20,000,000) shares of preferred stock, no par value per share (“Preferred Stock”) and (iii) Three Million (3,000,000) shares of Series A Preferred Stock, no par value per share (“Series A Preferred Stock” and collectively with Common Stock and Preferred Stock, the “Capital Stock”).
     The following is a description of each of the classes of stock of the Company and a statement of the powers, preferences and rights of such stock, and the qualifications, limitations and restrictions thereof:
     A. Common Stock.
          1. Voting Rights. Each holder of Common Stock shall be entitled to one vote per share of Common Stock on all matters to be voted on by the shareholders of the Company.
          2. Dividends and Rights Upon Liquidation. Dividends shall be declared and paid on Common Stock from funds lawfully available therefore as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock. In the event of a voluntary or involuntary dissolution or liquidation of the Company, after distribution in full of the preferential amounts, if any, to be distributed to the holders of Preferred Stock, the holders of Common Stock shall, subject to the additional rights, if any, of the holders of Preferred Stock fixed in accordance with the provisions of this Charter, be entitled to receive all of the remaining assets of the Company, tangible and intangible, of whatever kind available for distribution to shareholders ratably in proportion to the number of shares of Common Stock held by them respectively.
     B. Preferred Stock.
          1. Authorization and Issuance. Twenty million (20,000,000) shares of Preferred Stock, no par value per share. Shares of Preferred Stock may be issued from time to time in one or more classes or series, each such class or series to be so designated as to distinguish the shares thereof from the shares of all other series and classes. The Board of Directors is hereby vested with the authority to divide Preferred Stock into classes or series and to fix and determine the relative rights, preferences, qualifications and limitations of the shares of any class or series so established.
     C. Series A Preferred Stock.
          1. Designation. There shall be a series of Preferred Stock designated as Series A Convertible Preferred Stock (the “Series A Preferred Stock”). The number of shares initially constituting the Series A Preferred Stock shall be Three Million (3,000,000), which number may be decreased by the Board of Directors without a vote of shareholders; provided, however, that such number may not be decreased below the number of then-outstanding shares of Series A Preferred Stock.
          2. Voting Rights. Except as otherwise provided by law, each holder of issued and outstanding Series A Preferred Stock shall be entitled to vote on each matter on which the shareholders of the Company are entitled to vote. Each share of Series A Preferred Stock shall have the number of votes equal to the number of shares of Common Stock into which such share is convertible under Section 5 hereof on the applicable record date for the meeting at which a vote is taken or as of the date on which any written consent of shareholders is being solicited, and such number of shares of Common Stock shall be included in determining the number of shares voting or entitled to voted on any such matter. Except as otherwise required by law and except for any matter on which holders of Series A Preferred Stock have the right to vote separately as a class either hereunder or under applicable law, holders of Series A Preferred Stock shall vote together as a single class with holders of Common Stock.
          3. Dividends. No dividend may be declared or paid or set aside for payment to, or other distribution made upon, the Common Stock or on any other stock of the Company ranking junior to or on parity with the Series A Preferred Stock as to dividends unless the same dividends are declared and paid (or declared and a sum sufficient for the payment thereof set apart for such payment) with respect to the Series A Preferred Stock. The amount of such dividends payable to the holders of the Series A Preferred Stock shall equal the amount that would be payable with respect to such Series A Preferred Stock had it been converted into Common Stock in accordance with the terms and provisions of Section 5 hereof as of the date of such dividend.

          4. Liquidation. In the event of any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, holders of each share of Series A Preferred Stock shall be entitled to be paid out of the assets of the Company available for distribution to holders of the Company’s capital stock an amount per share equal to Three Dollars and Twenty-Five Cents ($3.25) (the “Preference Amount”). The Preference Amount shall be paid to the holders of the Series A Preferred Stock with respect to such liquidation, dissolution, or winding up before any sums shall be paid or any assets distributed to the holders of shares of Common Stock or to the holders of any other stock of the Company ranking junior to the Series A Preferred Stock as to liquidation preferences, but after the payment of liquidation amounts to the holders of any other stock of the Company ranking senior to the Series A Preferred Stock as to liquidation preferences. If the assets of the Company shall be insufficient to permit the payment in full of the Preference Amount to the holders of the Series A Preferred Stock, then the entire assets of the Company available for such distribution shall be distributed ratably among the holders of the Series A Preferred Stock and the holders of any other class of stock of the Company ranking on a parity with the Senior A Preferred Stock as to liquidation preferences. After the Preference Amount shall have been paid in full to the holders of the Series A Preferred Stock (or funds necessary for such payment shall have been set aside by the Company in trust for the account of holders of the Series A Preferred Stock so as to be available for such payment), the holders of the Series A Preferred Stock shall not be entitled to participate in any further distributions by the Company and shall have no further rights or claims to any of the assets of the Company. Whenever the Preference Amount shall be paid in property other than cash, the value of such distribution shall be the fair value thereof determined in good faith by the Board of Directors of the Company.
     In case the outstanding shares of Series A Preferred Stock shall be subdivided into a greater number of shares of Series A Preferred Stock or, conversely, in case outstanding shares of Series A Preferred Stock shall be combined into a smaller number of shares of Series A Preferred Stock, the Preference Amount in effect immediately prior to each such subdivision or combination shall be adjusted simultaneously with the effectiveness of such subdivision or combination in such a manner so as to equate the amount to be paid to the holders of the subdivided or combined shares of Series A Preferred Stock upon liquidation with the amount that would have been paid to the holders of Series A Preferred Stock upon liquidation absent the subdivision or combination.
          5. Conversion of Series A Preferred Stock.
     (i) Right to Convert and Conversion Ratio; Anti-Dilution. At any time and from time to time, any holder of Series A Preferred Stock may convert all or any portion of the Series A Preferred Stock held by such holder into fully paid and nonassessable shares of Common Stock. The conversion of Series A Preferred Stock shall be automatic upon completion of a Public Offering or the approval by the shareholders of the Company of a Qualified Sale (as defined hereinafter). As used herein, a “Public Offering” shall be defined as an underwritten public offering of the Company’s equity securities pursuant to an effective registration statement filed with the United States Securities and Exchange Commission. As used herein, a “Qualified Sale” shall be defined as a sale (whether in the form of a merger, consolidation or sale of substantially all assets) of the Company in which the holders of shares of Series A Preferred Stock would receive at least Three Dollars and Twenty-Five Cents ($3.25) for each share of Series A Preferred Stock or for that number of shares of Common Stock into which each share of Series A Preferred Stock is convertible, as the case may be. The conversion of any shares of Series A Preferred Stock shall be conditioned upon the completion of the Public Offering or Qualified Sale, in which case such conversion shall not be effective until the consummation of the Public Offering or Qualified Sale. Each share of Series A Preferred Stock shall be converted (the “Conversion”) into one (1) share of Common Stock (the “Conversion Ratio”). Upon the happening of an Extraordinary Capital Stock Event (as hereinafter defined), the Conversion Ratio, simultaneously with the happening of such Extraordinary Capital Stock Event, shall be appropriately adjusted such that the proportionate interest of the holders of the Series A Preferred Stock in the Common Stock upon Conversion shall be maintained. The Conversion Ratio, as so adjusted, shall be readjusted upon the happening of any successive Extraordinary Capital Stock Event(s). “Extraordinary Capital Stock Event” shall mean (w) the issuance, other than through a Public Offering or Qualified Sale of additional shares of Capital Stock, or other securities convertible into shares of Capital Stock, without consideration or for a consideration per share less than Three Dollars and Twenty-Five Cents ($3.25), (x) the issuance of additional shares of Capital Stock as a dividend or other distribution on all outstanding shares of Capital Stock, (y) a stock split or subdivision of outstanding shares of Capital Stock into a greater number of shares of Capital Stock, or (z) a reverse stock split or combination of outstanding shares of Capital Stock into a smaller number of shares of Capital Stock. If the Conversion Ratio is adjusted, the Company shall file at its principal executive offices and shall mail within thirty (30) days after the date upon which such adjustment shall be made, by registered or certified mail to each registered holder of shares of Series A Preferred Stock, a statement signed by a responsible financial officer of the Company specifying the adjusted Conversion Ratio and setting forth in reasonable detail the method of calculation of such adjustment and the facts requiring the adjustment and upon which the calculation is based.
     (ii) Procedure for Conversion. The certificate(s) for shares of Series A Preferred Stock surrendered for Conversion shall be accompanied by proper assignment thereof to the Company or in blank. As promptly as practicable after delivery of the shares to the Company, the Company shall issue and deliver to the holder of the shares of Series A Preferred Stock being converted, or on its written order, such certificate(s) as it may request of the number of whole shares of Common Stock issuable upon the Conversion of such shares of Series A Preferred Stock in accordance with the provisions of this Section 5(ii), and cash, as provided in Section 5(iii) herein, in respect of any fraction of a share of Common Stock issuable upon such Conversion. Such Conversion shall be deemed to have been effected immediately prior to the close of business on the date of the Conversion (the “Conversion Date”), and at such time the rights of the holder as holder of the converted shares of Series A Preferred Stock shall cease and the person(s) in whose name(s) any certificate(s) for shares of Common Stock shall be issuable upon such Conversion shall be deemed to have become the holder(s) of record of the shares of Common Stock represented thereby.

     (iii) Cash in Lieu of Fractional Shares. No fractional shares of Common Stock shall be issued upon the Conversion of shares of Series A Preferred Stock. Instead of any fractional shares of Common Stock that otherwise would be issuable upon Conversion of Series A Preferred Stock, the Company shall pay to the holder of the shares of Series A Preferred Stock that were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the fair market value price per share of the Common Stock (as determined in a reasonable manner prescribed by the Board of Directors) at the close of business on the Conversion Date. The determination as to whether any fractional shares are issuable shall be based upon the total number of shares of Series A Preferred Stock being converted at any one time by any holder thereof, not upon each share of Series A Preferred Stock being converted.
     (iv) Reservation of Common Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the Conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as from time to time shall be sufficient to effect the Conversion of all outstanding shares of the Series A Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the Conversion of all then outstanding shares of the Series A Preferred Stock, the Company shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.
     (v) No Charge for Conversion. The issuance of certificates for shares of Common Stock upon the Conversion of any shares of the Series A Preferred Stock shall be made without charge to the converting holder for such certificates or for any tax in respect of the issuance of such certificates, and such certificates shall be issued in the name of, or in such names as may be directed by, the holder of the Series A Preferred Stock; provided, however, that the Company shall not be required to pay any taxes or other governmental charges which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the Series A Preferred Stock, and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or other governmental charge or shall have established to the reasonable satisfaction of the Company that such tax or other governmental charge has been paid or provided for. The Company may also require, as a condition to the issuance and delivery of any such certificate, an opinion of counsel acceptable to the Company to the effect that the proposed transfer does not require registration under federal or any state securities law.
     (vi) Notices of Record Date. In the event of any:
     a. taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase, or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right;

     b. capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, a merger, or a sale; or
     c. voluntary or involuntary dissolution, liquidation, or winding up the Company;
then and in each such event the Company shall mail or cause to be mailed to each holder of Series A Preferred Stock a notice specifying (i) the record date for such dividend, distribution, or right and a description of such dividend, distribution, or right, (ii) the date on which any such reorganization, reclassification, recapitalization, merger, or sale is expected to become effective, and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, merger, sale, dissolution, liquidation, or winding up. Such notice shall be mailed at least ten (10) days prior to the date specified in such notice on which such action is to be taken.
     (vii) Dividend Payment Upon Conversion. At the date of any Conversion, the Company shall pay to the holder of record of any Series A Preferred Stock surrendered for or subject to Conversion any cumulated but unpaid dividends on the shares so converted. This payment shall be made by the Company in cash or in marketable securities of the Company or another issuer having a fair market value on the date of payment in an amount equal to the cumulated dividend so paid. For purposes hereof, “marketable securities” shall mean equity securities of an issuer which have been registered under the Securities Exchange Act of 1934, as amended, and which are listed on a national securities exchange or included in an interdealer quotation system which reports last sale information.
     (viii) No Reissuance of Series A Preferred Stock. No share(s) of Series A Preferred Stock acquired by the Company by reason of Conversion or otherwise shall be reissued, and, upon Conversion, all such shares shall be canceled, retired, and eliminated from the shares that the Company shall be authorized to issue. The Company from time to time may take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Series A Preferred Stock accordingly.
     (ix) No Impairment. The Company will not, by amendment of its Charter or through any reorganization, transfer of assets, consolidation, merger, share exchange, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Series A Preferred Stock set forth herein, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series A Preferred Stock against dilution or other impairment.

     9. The management of the business and the conduct of the affairs of the Company shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.
     The Board of Directors shall be divided into three classes designated as Class I, Class II, and Class III, respectively. Directors shall be assigned to each class in accordance with one or more resolutions adopted by the Board of Directors. At the first annual meeting of shareholders following the date of this Charter (the “Effective Date”), the term of office of the Class I directors shall expire and the Class I directors shall be elected for a full term of three years. At the second annual meeting of shareholders following the Effective Date, the term of office of the Class II directors shall expire and the Class II directors shall be elected for a full term of three years. At the third annual meeting of shareholders following the Effective Date, the term of office of the Class III directors shall expire and the Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of shareholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.
     Notwithstanding the foregoing provisions of this Paragraph 9, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
     The shareholders may remove one or more directors only for cause, and any such removal must be by the affirmative vote of the holders of a majority of the issued and outstanding shares of the Company at a meeting as described herein. A director may be removed by the directors with cause by a vote of a majority of the entire Board of Directors. A director may be removed only at a meeting of shareholders or directors called for the purpose of removing the director, and the meeting notice must state that the purpose, or one (1) of the purposes, of the meeting is the removal of a director or directors. As used herein, the term “cause” shall be defined to mean (i) violation of any policy of the Company or (ii) the grounds for judicial removal of a director as specified in Tenn. Code Ann. Sec. 48-18-109, as in effect on the date hereof.
     Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such newly created directorship shall be filled by the shareholders, be filled only by the affirmative vote of the directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified.

     In furtherance and not in limitation of the powers conferred by the Act, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Company.
     10. The Company shall indemnify every person who is or was a party or is or was threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director or officer or is or was serving at the request of the Company as a director or officer, against all expense, liability, and loss (including counsel fees, judgments, fines, ERISA excise taxes, penalties, and amounts paid in settlement) actually and reasonably incurred or suffered in connection with such action, suit, or proceeding, to the fullest extent permitted by applicable law, as in effect on the date hereof and as hereafter amended.  Such indemnification may include advancement of expenses in advance of final disposition of such action, suit, or proceeding, subject to the provision of any applicable statute.
     The indemnification and advancement of expenses provisions of this Paragraph 10 shall not be exclusive of any other right that any person (and his or her heirs, executors, and administrators) may have or hereafter acquire under any statute, this Charter, the Company’s Bylaws, resolution adopted by the shareholders, resolution adopted by the Board of Directors, agreement, or insurance, purchased by the Company or otherwise, both as to action in his or her official capacity and as to action in another capacity.  The Company is hereby authorized to provide for indemnification and advancement of expenses through its Bylaws, resolution of shareholders, resolution of the Board of Directors, or agreement, in addition to that provided by this Charter.
     11. To the fullest extent permitted by the Act as in effect on the date hereof and as hereafter amended from time to time, a director of the Company shall not be liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director. If the Act or any successor statute is amended after adoption of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Act, as so amended from time to time. Any repeal or modification of this Paragraph 11 by the shareholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification with respect to events occurring prior to such time.
     12. A special meeting of shareholders may be called for any purpose or purposes by the Board of Directors, and shall be called by the Chairman of the Board or the Chief Executive whenever shareholders owning at least two-thirds (2/3) of the votes entitled to be cast on any issue proposed to be considered at a proposed special meeting sign, date, and deliver to the Secretary one (1) or more written demands for the meeting describing the purpose or purposes for which the meeting is to be held, including all statements necessary to make any statement of such purpose not incomplete, false or misleading, and include any other information specified in the rules and regulations of the Securities and Exchange Commission and which written request shall be accompanied by a certified check for fifty thousand dollars ($50,000) payable to the Company to help cover the Company’s expenses in connection with such meeting, including the preparation of proxy materials or information statements and the mailing of notices and proxy materials to shareholders. Only business within the purpose or purposes described in the meeting notice may be conducted at a special shareholders’ meeting.
     Dated this 10th day of July, 2009.

/S/ JEAN W. MARSTILLER
Jean W. Marstiller, Senior Vice President and
Corporate Secretary

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